MACKENZIE SOLUTIONS

                      Written Instrument Increasing Number
                     of Trustees and Appointing New Trustees

         The undersigned, being the sole trustee of Mackenzie Solutions, a Massachusetts business trust (the "Trust"), acting pursuant to Article II of the Fund's Declaration of Trust executed on November 18, 1998 (the "Declaration of Trust"), hereby increases the number of Trustees and appoints Trustees to fill vacancies as follows:

         1. Pursuant to the provisions of Section 2.11 of the Declaration of Trust, the number of Trustees of the Trust is hereby increased to five (5).

         2. Pursuant to the provisions of Section 2.14 of the Declaration of Trust, Michael G. Landry, Keith J. Carlson, Ian Carmichael,
                  P. Rodney Cunningham and Gary R. Ellis be, and each hereby is, appointed a Trustee of the Trust to fill the vacancies existing by reason of an increase in the number of Trustees and the resignation of the undersigned.

         3. The selection of all Trustees shall be submitted to Mackenzie Investment Management Inc., as the sole shareholder of the Trust, for approval.

Dated:   March 18, 1999

                                         C. WILLIAM FERRIS___________
                                         C. William Ferris, Trustee